Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES FIRST QUARTER 2016 EARNINGS RESULTS

FORT WORTH, Texas, (May 5, 2016) - Hallmark Financial Services, Inc. (NASDAQ: HALL) 2016 First Quarter earnings highlights:

•	1st quarter net income of $4.1 million, or $0.21 per diluted share
•	1st quarter net combined ratio of 95.3% and 94.7% excluding catastrophe losses
•	1st quarter gross premiums written were up 3% compared to prior year
•	1st quarter ending book value per share of $14.00, up 3% compared to prior year

“We had a strong quarter in our Specialty Commercial Segment which now represents nearly 70% of total written premium. Gross premiums written increased in this segment by 7% and produced a stellar 87.8% combined ratio. We continue to invest in this segment with new operating units as well as developing and launching new products. Our Standard Commercial Segment gross premiums written were down primarily resulting from our exit of the workers compensation business last year, with the combined ratio adversely impacted by an occupational accident program that is in run-off,” said Naveen Anand, President and Chief Executive Officer.

“In the Personal Segment, we are still facing headwinds driven by deterioration in the non-standard automobile business. We continue to see increased frequency and severity in most states, particularly in Texas, driven by increased miles driven, distracted driving and increasing costs to repair damages. This is impacting the third party property damage and physical damage lines of business. The adverse loss development in the quarter was primarily related to the 2015 accident year. In response to this industry wide issue, we continue to raise rates across most of our customer categories and are aggressively culling poor performing risks and agencies,” concluded Mr. Anand.

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Hallmark reported the highest book value per share in the company’s history at $14.00 as of March 31, 2016, an increase of 3% over March 31, 2015. Total cash and investments increased $8.5 million in the first quarter of 2016 to $710.3 million, an increase of 2% per share to $37.42 per share. Our cash balances (including restricted cash) totaled $96.2 million as of March 31, 2016.”

First Quarter
	2016	2015	% Change
	($ in thousands, unaudited)
Gross premiums written	128,447	125,059	3%
Net premiums written	87,626	90,374	-3%
Net premiums earned	84,327	86,696	-3%
Investment income, net of expenses	3,879	2,845	36%
Gain on investments	74	861	-91%
Other-than-temporary impairments	(301)	(277)	9%
Total revenues	90,028	91,450	-2%
Net income	4,074	5,343	-24%
Net income per share - basic	$0.21	$0.28	-25%
Net income per share - diluted	$0.21	$0.28	-25%
Book value per share	$14.00	$13.62	3%
Cash flow from operations	(1,311)	3,709	-135%

First Quarter 2016 Commentary

Hallmark reported net income of $4.1 million for the three months ended March 31, 2016 as compared to net income of $5.3 million for the same period the prior year. On a diluted basis per share, the Company reported net income of $0.21 per share for the three months ended March 31, 2016, as compared to net income of $0.28 per share for the same period the prior year.

Hallmark's consolidated net loss ratio was 65.7% for the three months ended March 31, 2016, as compared to 64.7% for the same period the prior year. Hallmark's net expense ratio was 29.6% for the three months ended March 31, 2016 as compared to 28.5% for the same period the prior year. Hallmark’s net combined ratio was 95.3% for the three months ended March 31, 2016 as compared to 93.2% for the same period the prior year.

During the three months ended March 31, 2016, Hallmark’s total revenues were $90.0 million, representing a decrease of 2%, from the $91.5 million in total revenues for the same period of 2015. This decrease in revenue was primarily attributable to lower net premiums earned and realized losses recognized on the investment portfolio during the three months ended March 31, 2016, partially offset by higher net investment income and favorable profit share commission revenue adjustment in the Standard Commercial Segment. The decreased net earned premiums were due primarily to lower premiums written in the Workers Compensation operating unit due to a renewal rights agreement entered into during the second quarter of 2015 and subsequently amended during the third quarter of 2015 to cede 100% of the unearned premium effective July 1, 2015, as well as the impact on net premiums earned of lower net premiums written in our Specialty Commercial Segment during the fourth quarter of 2015, partially offset by increased retained premium under a renewed quota share reinsurance agreement effective October 1, 2014 in our Personal Segment.

The decrease in revenue for the three months ended March 31, 2016 was partially offset by lower loss and loss adjustment expenses of $0.7 million as compared to the same period in 2015. The decrease in loss and LAE was primarily the result of favorable prior year loss reserve development of $1.7 million for the three months ended March 31, 2016 as compared to $1.1 million of favorable prior year development for the same period of 2015, partially offset by higher current accident year loss trends in the Personal Segment. Other operating expenses increased due mostly to increased salary and related expenses, partially offset by lower production related expenses, in the Specialty Commercial Segment.

During the three months ended March 31, 2016, Hallmark’s cash flow used in operations was $1.3 million compared to cash flow provided by operations of $3.7 million during the same period the prior year. The decrease in operating cash flow was primarily due to increased paid losses, including timing of reinsurance claim settlements, partially offset by lower net paid operating expenses and increased net collected premiums.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is a diversified specialty property/casualty insurer with offices in Dallas-Fort Worth, San Antonio, Chicago, Los Angeles and Atlanta. Hallmark markets, underwrites and services approximately half a billion dollars annually in commercial and personal insurance premiums in select markets. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Mar. 31	Dec. 31
ASSETS	2016	2015
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (cost: $570,080 in 2016 and $538,629 in 2015)	$564,758	$531,325
Equity securities, available-for-sale, at fair value (cost: $27,460 in 2016 and $24,951 in 2015)	49,328	47,504
Total investments	614,086	578,829
Cash and cash equivalents	87,477	114,446
Restricted cash	8,733	8,522
Ceded unearned premiums	66,934	65,094
Premiums receivable	90,244	83,376
Accounts receivable	2,402	2,005
Receivable for securities	938	10,424
Reinsurance recoverable	120,161	114,287
Deferred policy acquisition costs	20,737	20,366
Goodwill	44,695	44,695
Intangible assets, net	14,342	14,959
Deferred federal income taxes, net	2,615	3,360
Federal income tax recoverable	328	1,779
Prepaid expenses	4,181	3,213
Other assets	12,176	11,245
Total Assets	$1,090,049	$1,076,600
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$30,000	$30,000
Subordinated debt securities	56,702	56,702
Reserves for unpaid losses and loss adjustment expenses	449,129	450,878
Unearned premiums	221,546	216,407
Reinsurance balances payable	37,929	33,741
Pension liability	2,463	2,496
Payable for securities	2,910	1,097
Accounts payable and other accrued expenses	23,563	23,253
Total Liabilities	824,242	814,574
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2016 and 2015	3,757	3,757
Additional paid-in capital	123,619	123,480
Retained earnings	145,575	141,501
Accumulated other comprehensive income	8,279	7,418
Treasury stock (1,893,291 shares in 2016 and 1,775,512 shares in 2015), at cost	(15,423)	(14,130)
Total Stockholders’ Equity	265,807	262,026
Total Liabilities & Stockholders' Equity	$1,090,049	$1,076,600

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended
($ in thousands, except share amounts)	March 31
	2016	2015
Gross premiums written	$128,447	$125,059
Ceded premiums written	(40,821)	(34,685)
Net premiums written	87,626	90,374
Change in unearned premiums	(3,299)	(3,678)
Net premiums earned	84,327	86,696

Investment income, net of expenses	3,879	2,845
Net realized gains (losses)	(227)	584
Finance charges	1,441	1,299
Commission and fees	577	9
Other income	31	17
Total revenues	90,028	91,450

Losses and loss adjustment expenses	55,395	56,090
Operating expenses	26,896	25,914
Interest expense	1,131	1,140
Amortization of intangible assets	617	617
Total expenses	84,039	83,761

Income before tax	5,989	7,689
Income tax expense	1,915	2,346
Net income	$4,074	$5,343

Net income per share:
Basic	$0.21	$0.28
Diluted	$0.21	$0.28

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Mar. 31	(unaudited)
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Gross premiums written	$87,400	$81,766	$20,098	$22,309	$20,949	$20,984	$-	$-	$128,447	$125,059
Ceded premiums written	(28,663)	(23,090)	(2,352)	(1,960)	(9,806)	(9,635)	-	-	(40,821)	(34,685)
Net premiums written	58,737	58,676	17,746	20,349	11,143	11,349	-	-	87,626	90,374
Change in unearned premiums	(1,484)	1,211	(1,096)	(785)	(719)	(4,104)	-	-	(3,299)	(3,678)
Net premiums earned	57,253	59,887	16,650	19,564	10,424	7,245	-	-	84,327	86,696

Total revenues	60,583	62,257	17,992	20,381	12,090	8,653	(637)	159	90,028	91,450

Losses and loss adjustment expenses	34,413	37,333	11,069	12,470	9,913	6,287	-	-	55,395	56,090

Pre-tax income (loss)	10,312	9,721	1,416	1,886	(1,083)	(296)	(4,656)	(3,622)	5,989	7,689

Net loss ratio (1)	60.1%	62.3%	66.5%	63.7%	95.1%	86.8%			65.7%	64.7%
Net expense ratio (1)	27.7%	25.5%	34.2%	31.8%	19.1%	21.1%			29.6%	28.5%
Net combined ratio (1)	87.8%	87.8%	100.7%	95.5%	114.2%	107.9%			95.3%	93.2%

Favorable (Unfavorable) Prior Year Development	2,347	211	358	1,362	(988)	(512)	-	-	1,717	1,061

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.